Exhibit 99.1

[Avanir PHARMACEUTICALS LOGO]

AVANIR PHARMACEUTICALS REPORTS
FIRST QUARTER OF FISCAL YEAR 2006 RESULTS

San Diego, February 9, 2006 – Avanir Pharmaceuticals (AMEX: AVN.R) today reported financial results for the first quarter of fiscal 2006, ended December 31, 2005. Avanir reported a net loss for the first quarter of fiscal 2006 of $5.7 million, or $0.20 per share, compared to $7.1 million, or $0.30 per share, for the same period a year ago.

In the first quarter of fiscal 2006, Avanir continued the clinical development of Neurodex™ for the treatment of Involuntary Emotional Expression Disorder, or IEED, (also known as Pseudobulbar Affect or Emotional Lability) and Diabetic Neuropathic Pain. Subsequent to the end of the quarter, Avanir completed the submission of its new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for Neurodex™, seeking marketing approval of the drug candidate for the treatment of IEED. Additionally, during the quarter the Company continued its fully sponsored R&D partnerships with AstraZeneca and Novartis International Ltd. for programs in reverse cholesterol transport and inflammation, respectively. The Company’s operating expenditures in the quarter were partially offset by revenues earned from milestones achieved and research support provided under these two license agreements and government research grants.

The first quarter of fiscal 2006 was highlighted by the following activities:

•	Appointment of two new members to the Company’s Board of Directors; Craig A. Wheeler and Scott M. Whitcup, M.D.;

•	Completion of two stock offerings raising a total of $35.5 million; and

•	Earned a $5.0 million milestone from AstraZeneca that was received subsequent to the close of the quarter related to filing an investigational new drug application that allowed the initiation of Phase I safety studies.

Subsequent to the close of the quarter, Avanir:

•	Implemented a 1-for-4 reverse stock split;

•	Licensed docosanol 10% cream in Japan;

•	Completed the submission of reformatted and supplemental safety data for the Company’s new drug application for Neurodex in the treatment of IEED; and

•	Received approximately $4.7 million from the exercise of the Company’s outstanding Class A Warrants that were called by the Company.

Revenues of $8.1 million for the first quarter of fiscal 2006 included $5.0 million relating to the achievement of a milestone from AstraZeneca, $2.5 million in R&D research services, $582,000 in revenues that the Company recognized from the sale of abreva® royalty rights, and $85,000 from government research grants. Revenues in the first quarter of fiscal 2005 amounted to $888,000 and included $510,000 in revenues that the Company recognized from the sale of abreva royalty rights, $200,000 relating to the achievement of milestones under license agreements, and $161,000 from government research grants.

Total operating expenses for the first quarter of fiscal 2006 were $14.1 million, compared to $8.0 million in the same period a year ago. Expenditures on research and development (R&D) programs accounted for 66% and 63% of total operating expenses for the quarters ended December 31, 2005 and 2004, respectively. R&D expenses for the first quarter of fiscal 2006 amounted to $9.4 million, compared to $5.1 million for the same period a year ago, with the increase primarily attributable to the Company’s ongoing Phase III clinical trial for Neurodex for neuropathic pain. Selling, general and administrative expenses increased year-over-year, rising to $4.8 million in the first quarter of fiscal 2006, from $3.0 million in the first quarter of fiscal 2005, with the increase primarily attributable to an increase in pre-launch marketing activities for Neurodex.

Balance Sheet Highlights
As of December 31, 2005, Avanir had cash, cash equivalents, and investments in securities totaling $51.3 million (excluding the earned $5 million milestone from AstraZeneca which was received after the quarter end), compared to $27.5 million as of September 30, 2005. Net working capital balance was $44.4 million, deferred revenue was $18.6 million and shareholders’ equity was $40.9 million as of December 31, 2005. Avanir completed stock offerings in December 2005 and October 2005 that resulted in $19.4 million and $16.1 million in net proceeds, respectively.

Conference Call and Webcast
Management will host a conference call with a simultaneous webcast on February 9, 2006 at 1:30 Pacific/4:30 Eastern to discuss first quarter of fiscal 2006 operating performance. The call/webcast will feature President and Chief Executive Officer Eric Brandt, and Vice President and Chief Financial Officer Gregory P. Hanson, CMA. The webcast will be available live via the Internet by accessing Avanir’s web site at www.avanir.com. Please go to the web site at least ten minutes early to register, download and install any necessary audio software. Replays of the webcast will be available for 90 days, and a phone replay will be available through February 13, 2005 by dialing 800-642-1687 and entering the passcode 4490357.

About AVANIR
Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex™, an investigational new drug for the treatment of involuntary emotional expression disorder. Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statements
The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:

Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

- tables to follow –

AVANIR PHARMACEUTICALS
Summary Consolidated Financial Information (Unaudited)

	Three Months Ended December 31,
	2005	2004
Consolidated Statement of Operations Data:
Revenues	$8,144,888	$888,365

Operating expenses
Research and development	9,363,402	5,054,241
Selling, general and administrative	4,768,743	2,951,003
Cost of product sales	—	3,102
Total operating expenses	14,132,145	8,008,346

Loss from operations	(5,987,257)	(7,119,981)
Interest income	328,166	121,832
Interest expense	(23,438)	(21,621)
Other income (expense), net	10,512	(66,921)

Loss before income taxes	(5,672,017)	(7,086,691)
Provision for income taxes	(2,417)	(1,898)

Net loss	$(5,674,434)	$(7,088,589)

Net loss per share:
Basic and diluted (1)	$(0.20)	$(0.30)

Weighted average number of common shares outstanding:
Basic and diluted (1)	28,579,357	23,962,989

	December 31, 2005	September 30, 2005

Consolidated Balance Sheet Data:
Cash and cash equivalents	$30,801,894	$8,620,143
Short-term, long-term and restricted investments in securities	20,540,230	18,917,443

Total cash and investments	$51,342,124	$27,537,586

Net working capital	$44,356,945	$11,969,450
Total assets	$71,743,265	$41,401,990
Deferred revenue	$18,604,613	$19,158,210
Total liabilities	$30,864,103	$32,267,111
Shareholders’ equity	$40,879,162	$9,134,879

(1) The shares outstanding and earnings per shares have been adjusted for the one-for-four split.